Press Release Source: Fonix Corp.


Fonix Completes Acquisition of LecStar Telecom
Thursday February 26, 4:59 pm ET

Acquisition Provides Fonix with Substantial New Revenue and Distribution Channels for Its Speech Solutions


SALT LAKE CITY--(BUSINESS  WIRE)--Feb. 26,  2004--Fonix(R)Corp.  (OTC BB: FNIX -
News), an industry leader in delivering conversational speech solutions to consumer systems and devices for everyday use, announced today that it has completed the acquisition of LTEL Holdings Corp. and its two wholly owned operating subsidiaries, LecStar Telecom Inc., an Atlanta-based competitive local exchange carrier, and its sister company, LecStar Datanet Inc., a provider of Internet services to business and residential customers. The all stock and debt transaction involves payment of consideration valued at $33 million.

The LecStar acquisition significantly accelerates Fonix's growth strategy by providing a recurring revenue stream, a growing customer base and new marketing channels. LecStar's customer base -- which is growing at an annual rate of 60 percent -- will provide a predictable revenue stream and reduce Fonix's cost of capital.

LecStar's customers also offer a unique direct marketing and distribution channel for Fonix's speech technologies and solutions. This combination will give Fonix immediate access to LecStar's growing customer base, enabling Fonix to bundle its telephony and mobile/wireless speech interface solutions with LecStar's telecommunications services. In addition, LecStar's utility partnerships offer significant opportunities to expand Fonix's marketing channel.

"The acquisition of LecStar begins a compelling new chapter at Fonix," said Thomas A. Murdock, Fonix president and CEO. "This transaction significantly accelerates our ability to generate revenues and will help fund continued efforts in sales, market channel expansion and product development, which are key growth drivers in the evolving speech technology and solution industry. In addition, the acquisition will immediately enable Fonix to pursue strategic opportunities to acquire other local exchange carriers to further expand the existing customer base, providing Fonix with substantial additional value-added offerings and services to telephone customers."

"LecStar is very excited about the added benefits and services that this transaction makes available to our customers," said W. Dale Smith, LecStar Telecom president and CEO. "Our customers will continue to receive the same high level of service and support and, in addition, will have the opportunity to take advantage of proven, ready-to-use speech solutions. The stronger balance sheet and accelerated growth afforded by this transaction will be valuable to LecStar customers as well as our utility and channel partners. We look forward to leveraging Fonix's award-winning technology to introduce new advanced solutions to our customers and partners."


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Roger D. Dudley, Fonix executive vice president and CFO, added, "LecStar is unique among its carrier peers: It has continued to grow its business throughout the downturn in the telecom industry. The result is a company with solid fundamentals, a growing customer base, robust service and product offerings, and a deep, talented management team with significant experience in the telecommunications industry. We expect this cashless transaction to be accretive to Fonix shareholders."

In addition to LecStar's stable and growing revenue, Fonix will continue to advance its market-leading position on Microsoft platforms such as Xbox(R), PocketPC and SmartPhone mobile/wireless devices, and Symbian devices. Fonix will continue its integrated corporate collaborations with Electronic Arts, PlayStation(R)2, Motorola, Intel, Hitachi, Renesas, Oracle(R) and Seiko Epson.

LecStar will operate as a wholly owned subsidiary of Fonix and will retain its current management team. Financial statements will be consolidated beginning March 2004.

For additional company information, including management biographies, visit www.fonix.com.

About Fonix

Fonix Corp. is an industry leader in delivering conversational speech solutions to consumer systems and devices for everyday use. Manufacturers and developers incorporate Fonix's award-winning technology to provide their customers with an easy, convenient, and reliable user experience. Fonix currently offers voice technology for mobile/wireless devices, computer telephony systems, the assistive market and automobiles. Fonix recently acquired LecStar Telecom Inc., a rapidly growing Atlanta-based regional provider of integrated communications services to businesses and consumers. LecStar offers a full array of wireline voice, data, long distance and Internet services to business and residential customers throughout BellSouth's Southeastern operating territory. LecStar's solid customer base offers a unique direct marketing and distribution channel for Fonix speech technologies and solutions. Visit www.fonix.com for an introduction to Fonix's complete suite of speech solutions, or contact a Fonix representative at 801-553-6600 and say "Sales."

    Investor contact:
    The Abernathy MacGregor Group
    Winnie Lerner, wal@abmac.com
    Loren Iati, lai@abmac.com
    212-371-5999

The statements released by Fonix that are not purely historical are forward looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include


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general economic, competitive, governmental and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Seiko Epson is a registered trademark of Seiko Epson Corp. Japan. Oracle is a registered trademark of Oracle Corp. and/or its affiliates. "PlayStation" is a registered trademark of Sony Computer Entertainment Inc. "Xbox" is a registered trademark of Microsoft Corp. in the United States and/or other countries.



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Contact:
     Fonix Corp., Salt Lake City
     Elizabeth Sweeten, 801-553-6600
     mediainfo@fonix.com